Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

July 15, 2014

Darling Ingredients Inc.

251 O’Connor Ridge Blvd.

Suite 300

Irving, Texas 75038

Re:	5.375% Senior Notes Due 2022

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Darling Ingredients Inc., a Delaware corporation (the “Company”), and the direct and indirect subsidiaries of the Company listed in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $500,000,000 principal amount of the Company’s 5.375% Senior Notes Due 2022 (the “Exchange Notes”) and the related guarantees of the Exchange Notes (the “Exchange Note Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 5.375% Senior Notes Due 2022 (the “Restricted Notes”) and the related guarantees of the Restricted Notes (the “Restricted Note Guarantees”) by the Guarantors. The Restricted Notes and the Restricted Note Guarantees were, and the Exchange Notes and the Exchange Note Guarantees will be, issued under a Senior Notes Indenture dated as of January 2, 2014 (the “Original Indenture”), as supplemented by the Supplemental Indenture, dated as of January 8, 2014 and the Supplemental Indenture dated as of April 4, 2014 (together the “Supplemental Indentures,” and together with the Original Indenture, the “Indenture”) among the Company, the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). We refer to each of the Guarantors identified in Schedule I as being incorporated or formed under the laws of the State of Delaware as the “Specified Guarantors.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture and the issuance of Restricted Notes and the Exchange Notes by the Company and the resolutions adopted by the board of directors, board of managers or sole member, as applicable, of each Specified Guarantor relating to the Registration Statement, the Indenture and the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Darling Ingredients Inc.

July 15, 2014

issuance by such Specified Guarantor of the Restricted Note Guarantee and the Exchange Note Guarantee. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and the Specified Guarantors and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Specified Guarantors.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the Exchange Notes will be validly issued and binding obligations of the Company and the Exchange Note Guarantees will be valid and binding obligations of the Guarantors when:

(i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii) the Exchange Notes shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Restricted Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that (x) we make no such assumption in clause (i) or (ii) insofar as

Darling Ingredients Inc.

July 15, 2014

such assumption relates to the Company or the Specified Guarantors and is expressly covered by our opinion set forth above and (y) we make no assumption in clause (iii) insofar as such assumption relates to the Company or any Guarantor and is expressly covered by our opinion set forth above. We have also assumed that no event has occurred or will occur that would cause the release of the Exchange Note Guarantee by any Guarantor under the terms of the Indenture.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws thereof). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP

Schedule I

Name of Guarantor	State of Incorporation or Formation
Craig Protein Division, Inc.	Georgia
Darling AWS LLC	Delaware
Darling National LLC	Delaware
Darling Northstar LLC	Delaware
Darling Global Holdings Inc.	Delaware
EV Acquisition, Inc.	Arkansas
Griffin Industries LLC	Kentucky
Rousselot Dubuque Inc.	Delaware
Rousselot Inc.	Delaware
Rousselot Peabody Inc.	Massachusetts
Sonac USA LLC	Delaware
Terra Holding Company	Delaware
Terra Renewal Services, Inc.	Arkansas